Exhibit 10.6
Amended and Restated Oceaneering International, Inc.
Supplemental Executive Retirement Plan
ARTICLE I
Purpose
     1.1 Purpose of Plan. The purpose of the Amended and Restated Oceaneering International, Inc. Supplemental Executive Retirement Plan (the “Plan”) is to advance the interests of Oceaneering International, Inc. and its subsidiaries and affiliates (hereinafter sometimes collectively or individually referred to as the “Company”) and of its owners by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. The Company hopes to accomplish these objectives by helping to provide for the retirement of its key employees selected to participate in the Plan.
     1.2 Grandfathered Plan. In response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2005, the Company in operation separated all Plan benefits earned and vested as of December 31, 2004 (“Grandfathered Benefits”) from all Plan benefits earned or vested after December 31, 2004 (“409A Benefits”). At all times on and after January 1, 2005, the Grandfathered Benefits, along with all earnings, gains and losses attributable thereto, have been (and continue to be) subject to the terms and provisions of the Plan as in effect on October 3, 2004, and no material modifications, within the meaning of Code Section 409A, have been made (in form or operation) to the Plan with respect to such benefits. The Company intends that the Grandfathered Benefits, along with all earnings, gains and losses attributable thereto, shall continue to be maintained under and paid from the Plan, which is frozen and intended to be a “grandfathered” plan exempt from Code Section 409A. The 409A Benefits, along with all earnings, gains and losses attributable thereto, shall be maintained under and paid from a separate plan that is intended to comply with the requirements of Code Section 409A, known as the Oceaneering International, Inc. Supplemental Executive Retirement Plan, effective as of January 1, 2009.
     1.3 ERISA Status. The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
ARTICLE II
Definitions
     2.1 “Account” means collectively the Participant’s Company Account and the Participant’s Deferral Account.
     2.2 “Account Value” means, at any given time, the sum of all amounts credited to the Participant’s Account, adjusted for any earnings, gains or losses and any payments attributable to such account.
     2.3 “Active Participant” means a Participant who qualifies as an Active Participant under Section 3.1.

     2.4 “Beneficiary” means the person designated by each Participant, on a form provided by the Company for this purpose, to receive the Participant’s distribution under Article V in the event of the Participant’s death prior to receiving complete payment of his Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse or, if there is no spouse on the date of Participant’s death, the Participant’s estate.
     2.5 “Board” means the Board of Directors of the Company or the board of directors of a company that is a successor to the Company.
     2.6 “Bonus” means any bonus paid to a Participant under any plan, policy or program of the Company providing for the payment of annual bonuses to employees.
     2.7 “Change of Control” means, the earliest date at which:
(i)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

(ii)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)	the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(v)	all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
     2.8 “Company Account” means the account maintained by the Committee reflecting each Participant’s Company Contributions, adjusted for any earnings, gains or losses and any payments attributable to such account.
     2.9 “Company Contribution” means the total contributions credited to a Participant’s Company Account for any one Plan Year pursuant to the provisions of Section 3.2.
     2.10 “Company Contribution Value” means, at any given time with respect to a particular Company Contribution, the amount of the Company Contribution, adjusted by any income, gain or loss and any payments attributable to such account.
     2.11 “Compensation” means monthly base salary before any reductions.
     2.12 “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to act as administrator of the Plan and to perform the duties described in Articles VI and VII.
     2.13 “Deferral Account” means the account maintained by the Committee reflecting each Participant’s Deferral Contributions, adjusted for any earnings, gains or losses and any payments attributable to such account.
     2.14 “Deferral Account Value” means, at any given time, 100% of the total amount of Deferral Contributions credited to the Participant’s Deferral Account, adjusted by any income, gain or loss and any payments attributable to such account.
     2.15 “Deferral Contribution” means Compensation or Bonus that is credited to a Participant’s Deferral Account pursuant to the provisions of Sections 3.3 and 3.4.
     2.16 “Effective Date” means July 1, 1997 as to the original Plan, and January 1, 2000 as to this Amended and Restated Plan.
     2.17 “Eligible Employee” means a highly compensated or management employee of the Company who meets the criteria established by the Committee to determine eligibility for the Plan.
     2.18 “Fiscal Year” means the twelve-month period commencing each April 1; provided that, effective January 1, 2001, “Fiscal Year” means the twelve-month period commencing each January 1.
     2.19 “Participant” means an individual who is or was an Eligible Employee and has an Account balance under the Plan, including an Active Participant.

     2.20 “Person” means any individual corporation, partnership, group, association or other “person,” as such term is used in Sections l3(d) and l4(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, other than the Company or any plans sponsored by the Company.
     2.21 “Plan” means this Amended and Restated Oceaneering International, Inc. Supplemental Executive Retirement Plan and any amendments hereto. As stated in Section 1.2, this Plan is frozen and is intended to be a “grandfathered” plan exempt from Section 409A of the Internal Revenue Code.
     2.22 “Plan Obligations” means, on any given date, the sum of the Account Values of all Participants. With respect to each Participant, “Plan Obligations” means such Participant’s Account Value on the applicable date.
     2.23 “Plan Year” means the l2-month period beginning July 1 and ending June 30.
     2.24 “Selected Index” means, with respect to any Account, the investment vehicle with reference to which the value of such Account is determined.
     2.25 “SERP Administrative Committee” means the committee to which the Board has delegated certain limited authority under Section 7.2 of the Plan.
     2.26 “Vested Account Value” means the sum of the Participant’s Vested Company Contribution Values and the Participant’s Deferral Account Value.
     2.27 “Vested Company Contribution Value” means, with respect to a particular Company Contribution, the applicable Company Contribution Value multiplied by the applicable Vested Percentage.
     2.28 “Vested Percentage” means the percentage as to which a Participant is vested in a particular contribution, as determined under Section 4.5.
     2.29 “Voting Securities” means, with respect to any corporation or business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.
     2.30 “Year[s] of Participation” means each 12 consecutive months of employment after the individual first becomes a Participant.
ARTICLE III
Contributions
     3.1 Selection of Active Participants. With respect to each Plan Year or portion thereof, the Committee shall select, in its discretion, those Eligible Employees approved to participate in the Plan, or participation may be determined in any other manner authorized by the Company. The selected individuals shall be the Active Participants for that Plan Year. Active Participant status shall terminate upon a Participant’s termination of employment, and no contributions shall be made with respect to periods thereafter unless the Participant resumes employment and is again selected as an Active Participant in the Plan.
     3.2 Company Contributions. With respect to each Plan Year or portion thereof, the Committee shall declare a contribution percentage for each Active Participant’s Company Account. The Committee has the right to change the contribution percentage for a Participant during the Plan Year. The contribution percentage declared for a Participant may, but need not be, the same as the contribution percentage declared for other Participants. Company Contributions shall be credited as of the last day of each month of the Plan Year or at such other times as determined by the Committee to each Active Participant’s Company Account, in an amount equal to the contribution percentage declared for the Participant multiplied by the Participant’s Compensation.
     3.3 Participant Deferrals. For any Fiscal Year, the Committee may, in its sole discretion, allow an Active Participant to elect to defer each month the present payment by the Company of any whole percentage (or dollar amount) of his Compensation that would otherwise be paid during such Fiscal Year, and instead have that amount credited to his Deferral Account. The Compensation otherwise currently payable to the Participant shall be reduced by the amount the Participant elected to have contributed to the Participant’s Deferral Account, which shall be a Deferral Contribution. In addition, for any Fiscal Year, the Committee may, in its sole discretion, allow an Active Participant to elect to defer the present payment by the Company of any whole percentage (or dollar amount) of his Bonus earned during such Fiscal Year, and instead have that amount credited to his Deferral Account. The Bonus otherwise payable to the Participant shall be reduced by the amount the Participant elected to have contributed to the Participant’s Deferral Account, which shall be a Deferral Contribution.
     3.4 Manner of Deferral Election. The Committee shall prescribe, in its sole discretion, the procedures and limitations for Deferral Contributions, if any. Elections to make Deferral Contributions shall be in writing, signed by the Participant, in a form supplied by the Company. Unless the Committee otherwise provides in its sole discretion, the form must be completed, signed and returned to the Committee prior to the beginning of the Fiscal Year for which the election is to be effective and a Participant’s election shall be irrevocable for the applicable period(s) for which it was filed. The Committee may provide that a Participant’s election shall be effective until it is revoked. An election may be revoked prospectively by notice to the Participant from the Committee that the election is terminated.
ARTICLE IV
Accounts
     4.1 Company Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Company Account. The Committee shall credit the amount of each Company Contribution made on behalf of a Participant to such Participant’s Company Account as of the last day of each month of the Plan Year for which the Company Contribution was made or at such other times as determined by the Committee. The Committee shall further debit and/or credit the Participant’s Company Account with any income, gain or loss and any payments attributable to such Account on a daily basis, or at such other times as it shall determine appropriate. The sole purpose of the Participant’s

Company Account is to record and reflect the Company’s Plan Obligations related to Company Contributions to each Participant under the Plan. The Company shall not be required to segregate any of its assets with respect to Plan Obligations, nor shall any provision of the Plan be construed as constituting such segregation.
     4.2 Deferral Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Deferral Account. The Committee shall credit the amount of each Deferral Contribution made on behalf of a Participant to such Participant’s Deferral Account as soon as administratively feasible following the applicable deferral. The Committee shall further debit and/or credit the Participant’s Deferral Account with any income, gain or loss and any payments attributable to such account on a daily basis, or at such other times as it shall determine appropriate. The sole purpose of the Participant’s Deferral Account is to record and reflect the Company’s Plan Obligations related to Deferral Contributions to each Participant under the Plan. The Company shall not be required to segregate any of its assets with respect to Plan Obligations, nor shall any provision of the Plan be construed as constituting such segregation.
     4.3 Accruals to the Accounts.
(a)	The Committee shall designate one or more investment vehicles to serve as an index or indices for the purpose of determining amounts to be debited and/or credited to the Participant’s Account. On a form supplied by the Company, a Participant may choose to allocate Company Contributions and his Deferral Contributions to the designated investment vehicles, and may change such allocation with respect to future Company Contributions and Deferral Contributions, such change in allocation to be effective immediately. On a form supplied by the Company, a Participant may also exchange amounts already in the Participant’s Company Account and Deferral Account between and among the designated investment vehicles as frequently as daily, or at other times as shall be determined by the Committee. A copy of any available Prospectus or other disclosure materials for each investment vehicle shall be made available to each Participant upon request. The investment vehicle pursuant to which investment gains/losses to any Account thereof are to be determined shall be referred to as the” Selected Index.” The Committee shall select from time to time the Selected Index a Participant shall be deemed to have elected for purposes of all or any portion of his Account as to which he has not actually made an allocation election. The Committee may change at any time the Selected Indexes available under the Plan.

(b)	Any “Selected Index” is solely for the purpose of determining investment gains/losses to an Account, and nothing herein shall obligate the Company to invest any part of its assets in any investment vehicle serving as a Selected Index or in any other investments.

     4.4 Nature and Source of Payments. The obligation to make distributions under this Plan with respect to each Participant shall constitute a liability of the Company to the Participant and any Beneficiary in accordance with the terms of this Plan. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund need be established nor need any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall be an unsecured creditor of the Company.
     4.5 Vesting.
(a)	Normal Vesting: A Participant’s Vested Percentage of each Plan Year’s Company Contribution, adjusted by any income, gain or loss and any payments attributable thereto, shall be determined at the end of each Plan Year by the number of full Plan Years that the Participant remains as a Participant in the continuous employment of the Company from and after the first day of the Plan Year with respect to which the Company Contribution is made, as set forth in the following schedule:

Full Plan Years of Continuous Employment as
a Participant Beginning With
Contribution Year	Vesting Percentage
Less than 1	0%
At least 1 but less than 2	33%
At least 2 but less than 3	66%
At least 3	100%
A Participant’s Vested Percentage with regard to the Participant’s Deferral Account will always be 100%.
(b)	Forfeiture: Upon termination of employment other than as described in Section 4.5(c), a Participant shall forfeit all amounts credited to his Account other than his Vested Account Value determined as of the close of business coincident with or next following the date on which the Participant terminated employment; provided, however, that amounts not so forfeited shall continue to be debited and credited in accordance with Section 5.4 from and after termination of employment.

(c)	Accelerated Vesting: The schedule above notwithstanding, the Participant shall have a Vested Percentage of 100% for his entire Account upon the soonest of the following to occur during the Participant’s employment with the Company: (i) the date that the Participant has completed 10 Years of Participation, (ii) the date that the sum of the Participant’s attained age and Years of Participation equals 65, (iii) the date of termination of the Participant’s employment as a result of the Participant’s death or disability, or (iv) the date of termination of the Participant’s employment within 24 months following a Change of Control. In the event the Company terminates the Plan, all Participants will be 100% vested in Accounts not theretofore forfeited. Cessation of Company Contributions under the Plan shall not be deemed a termination of the Plan.
ARTICLE V
Distributions
     5.1 Occasions for Distributions. The Company shall distribute a Participant’s Vested Account Value following the events and in the manner set forth in this Article V. A Participant’s Account shall be debited in the amount of any distribution made from the Account as of the date of the distribution.
     5.2 Distribution Elections. Subject to rules established by the Committee, a Participant may file a distribution election directing how his Vested Account Value shall be distributed following his termination of employment for any reason. Such distribution election must be made on a form supplied by the Company for that purpose. To be effective, such distribution election must be filed at least 12 months prior to the date the Participant’s Vested Account Balance is to be distributed. In the event the Participant files more than one distribution election, the last distribution election received by the Company, in accordance with procedures established by the Committee, shall control. Anything to the contrary notwithstanding, the Committee, in its sole discretion, has the right to substitute a lump-sum payment to the Participant equal to the Participant’s Vested Account Value.
     5.3 Distribution on Account of Termination of Employment. If a Participant terminates employment with the Company for any reason, including by reason of death or disability, the Company shall distribute, or begin distributing to the Participant (or the Participant’s Beneficiary) within 45 days, the full amount of the Participant’s Vested Account Value, unless the Participant has elected to delay such distribution until the next calendar year. If the Participant has elected to delay payment of a lump sum payment to the calendar year following termination or death, payment shall be made no later than the later of (i) the fifth (5th) business day of the calendar year following termination or death and (ii) 45 days following termination or death. Such distributions shall be in the form specified on the most recently filed distribution election form (unless the Committee elects to substitute a lump-sum payment as described in Section 5.2). If no election form has been received by the Company, the distribution will be distributed as soon as practicable in the form of a lump-sum payment equal to the Participant’s Vested Account Value.
     5.4 Continuation of Accounts after Commencement of Distributions. If a Participant’s Vested Account Value is to be distributed in a form other than a lump sum payable as soon as practical, then the Account shall continue to be credited (or debited) with earnings or losses as described in Section 4.3, until the entire Vested Account Value has been distributed.

ARTICLE VI
Committee / SERP Administrative Committee
     6.1 Authority. To the extent not delegated by the Board to the SERP Administrative Committee, the Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit ruling or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more if its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments. A member of the Committee may also be a Participant. A member of the Committee who is also a Participant shall not vote or otherwise act on any matter that relates solely to himself.
     6.2 Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity. The Board has delegated certain administrative and amendment authority under the Plan to the SERP Administrative Committee, as set forth in Section 7.2.
     6.3 Procedures. The Committee and the SERP Administrative Committee may establish procedures to conduct operations and to carry out their respective rights and duties under the Plan.
     6.4 Compensation and Expenses. The members of the Committee and the SERP Administrative Committee shall serve without compensation for their services, but all expenses of the Committee and the SERP Administrative Committee and all other expenses incurred in administering the Plan shall be paid by the Company.
     6.5 Statements to Participants. Periodically, with the frequency determined by the Committee in its sole discretion, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant’s Account activity for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

     6.6 Indemnification. The Company shall indemnify the members of the Committee and/or any of their delegates and the members of the SERP Administrative Committee against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member, SERP Administrative Committee member or other delegate is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member, SERP Administrative Committee member or other delegate has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.
ARTICLE VII
Amendment and Termination
     7.1 Power to Amend and/or Terminate Reserved. The Company retains the unilateral power to amend the Plan, or to terminate the Plan at any time. Without the consent of affected Participants or Beneficiaries, no such amendment or termination shall adversely affect any Participants or Beneficiaries with respect to their right to receive the applicable Vested Account Value, determined as of the later of the date that the Plan amendment or termination is adopted or by its terms to be effective.
     7.2 Board’s Delegation of Administrative and Limited Amendment Authority. The Board has delegated administrative and amendment authority under the Plan to the SERP Administrative Committee, with the exception of the following, for which the Board retains exclusive discretion: (i) amendments that would result in the termination of the Plan; (ii) amendments and administrative actions that would result in an increase in Company costs under the Plan; and (iii) amendments that would change the Plan’s vesting schedule.
ARTICLE VIII
Miscellaneous
     8.1 Plan Does Not Affect the Rights of Employee. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment at any time.
     8.2 Nonalienation and Nonassignment. Except for debts owed the Company by a Participant or Beneficiary, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.
     8.3 Tax Withholding. The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments. In addition, the Company shall have the right to deduct from any Participant Deferrals or Company Contributions any applicable employment taxes or other required withholdings with respect to a Participant.
     8.4 Setoffs. To the fullest extent permitted by law, any amounts owed by a Participant or Beneficiary to the Company may be deducted by the Company from such Participant’s Vested Account Value at the time and to the extent that such Vested Account Value is otherwise payable hereunder.
     8.5 Construction. Unless the context clearly indicates to the contrary, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa.
     8.6 Applicable Law. The terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA or other applicable federal law.
     8.7 Successors. The Plan shall be binding upon the Company and its successors and assigns, in accordance with its terms.
     8.8 Claims Procedure. A Participant or Beneficiary may make a claim for Plan benefits by filing a written application for benefits with the Committee. Such application shall set forth the nature of the claim and any other information that the Committee may reasonably request. The Committee shall notify the applicant of the benefits determination within a reasonable time after receipt of the claim, which shall not exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.
     Notice of a claim denial, in whole or in part, shall be set forth in a manner calculated to be understood by the applicant and shall contain the following:
(a)	the specific reason or reasons for the denial; and

(b)	a specific reference to the pertinent Plan provisions on which the denial is based; and

(c)	a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claims review procedure.
     Participants shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.
     If a written claim results in a claim denial, either in whole or in part, the applicant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is: Upon receipt of a claim denial, a Participant may file a written request, including any additional information supporting the claim, for reconsideration to the Committee within 60 days of receiving notification that the claim is denied.
     The Committee normally shall render a decision no later than 60 days following receipt of the request for review. The Participant may request a formal hearing before the Committee which the Committee may grant in its discretion. Under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be delayed up to 120 days following receipt of the request for review. If such an extension is required, the Participant will be advised in writing before the extension begins.
     The Committee will provide written notice of its final determination. The notice will include specific reasons for the decision, be written in a manner calculated to be understood by the Participant and make specific reference to the Plan provisions on which it is based.
     An appeal will not be considered if it is not filed within the applicable period of time.
     At any stage in the appeals process, the applicant or his designated representative may review pertinent documents, including copies of the Plan document and information relating to the applicant’s entitlement to such benefit, and submit issues and comments in writing.
     8.9 Arbitration. Any dispute or claim arising out of this Plan or the breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Houston, Texas before an arbitrator selected in accordance with such rules. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.
     8.10 No Guarantee of Tax Consequences. None of the Board of Directors, officers or employees of the Company, the Company or any Affiliate makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any individual or person participating hereunder or eligible to participate hereunder.
     8.11 Entire Agreement. This Plan document and any election forms described herein constitute the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supercedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters herein. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.

     IN WITNESS WHEREOF, Oceaneering International, Inc. has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ George R. Haubenreich, Jr.
Name:	George R. Haubenreich, Jr.
Title:	Senior Vice President, General Counsel and Secretary

Date:	December 16, 2008